Exhibit 10.12

SECOND AMENDED CREDIT AGREEMENT

THIS SECOND AMENDED CREDIT AGREEMENT (this “Agreement”) is made effective as of the 29th day of November, 2011 by and between Caesars Entertainment Corporation (the “Company”) and Caesars Interactive Entertainment, Inc., (the “Affiliate” and, together with, the Company, the “Affiliated Companies”).

WHEREAS, the Company desires to amend the Credit Agreement (the “Credit Agreement”) dated as of May 16,2011 and amended as of September 1,2011 by and between the Company and the Affiliate; and

WHEREAS, the Company has agreed to amend the Credit Agreement and to extend to the Affiliate an intercompany unsecured revolving credit facility in an aggregate principal amount not to exceed One Hundred Forty Six Million Nine Hundred Thousand Dollars ($146,900,000); and

WHEREAS, this Agreement has been duly adopted by the Boards of Directors (or a party the Board delegated authority to) of each of the Affiliated Companies.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, each of the Affiliated Companies agrees as follows:

SECTION 1.01.	The Revolving Credit Facility.

The Company agrees to establish a revolving credit facility in favor of the Affiliate, pursuant to which the Company shall make one or more unsecured loans (each individually, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Affiliate in a maximum aggregate principal amount at any time outstanding not to exceed One Hundred Forty Six Million Nine Hundred Thousand Dollars ($146,900,000).

SECTION 2.01.	Repayment of the Revolving Loans.

(a) The Affiliate may prepay all or any portion of the outstanding principal amount of Revolving Loans or accrued interest (as set forth in Section 4.01 below) at any time and from time to time, without premium or penalty. Unless otherwise agreed to by the Affiliated Companies, all partial prepayments shall be applied first to accrued and unpaid interest and second to the unpaid principal amount of the Revolving Loans.

(b) Notwithstanding the foregoing, the Affiliate shall pay the Company the entire outstanding amount of the Revolving Loans, together with any accrued and unpaid interest incurred in accordance with this Agreement, on November 29, 2016 (the “Maturity Date”). The Maturity Date may be extended upon the mutual written agreement of the Affiliated Companies.

SECTION 3.01.	Interest.

Each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made at a rate per annum equal to BBA LIBOR (as defined in the CEOC Credit Agreement) + 5%. The Affiliate shall pay any such accrued interest annually in arrears on the last day of each December. Notwithstanding the foregoing, the Affiliate may choose to not pay the interest due in the prior sentence but to add such interest to the loan balance owed to the Company hereunder.

SECTION 4.01.	Right of Offset.

All payments under this Agreement may be made by offset, counterclaim or deduction of any kind, provided there is prior consent by the Company for such offset, counterclaim or deduction.

SECTION 5.01.	Further Actions.

The Affiliated Companies shall take such further actions and shall execute such further documents or instruments as may be reasonably necessary to fulfill or give force and effect to this Agreement, including without limitation that the Company agrees to issue a promissory note to evidence the Revolving Loans.

SECTION 6.01.	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Affiliated Companies and their respective successors and assigns.

SECTION 7.01.	Events of Default.

The occurrence and continuance of any of the following events shall constitute an “Event of Default”:

(a) (i) the Affiliate Shall fail to pay any principal of any Revolving Loan when the same shall become due and payable by the terms of this Agreement or (ii) the Affiliate shall fail to pay any interest on any Revolving Loan within three (3) business days after the same shall become due and payable; whereupon, the unpaid principal amount hereof (together with all accrued and unpaid interest hereunder) shall become immediately due and payable upon notice given by the Company to accelerate the Revolving Loans.

(b) the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to the Affiliate; whereupon, the unpaid principal amount hereof (together with all accrued and unpaid interest hereunder) shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Agreement.

SECTION 8.01.	Governing Law.

This Agreement shall be governed by and interpreted in accordance with the laws in force in the State of New York of the United States of America, and the Affiliated Companies hereby attorn to the jurisdiction of the courts of that State.

SECTION 9.01.	Effective Date; Termination.

This Agreement shall commence as of the date first written above and shall continue in full force and effect until all obligations hereunder have been paid in full. Either party may terminate this Agreement at any time by giving 10 days notice to the other party; termination shall not cancel any amounts owed by the Affiliate to the Company due hereunder.

SECTION 10.01.	Subordination.

The obligations of the Affiliate pursuant to this Agreement shall be subordinated to all other obligations of the Affiliate for borrowed money (the “Affiliate Obligations”), and subject in right of payment to the prior satisfaction in full of the Affiliate Obligations.

SECTION 11.01.	Counterparts.

This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties hereto.

SECTION 12.01.	Definitions.

As used in this Agreement, “CEOC Credit Agreement” shall mean that certain Credit Agreement dated as of January 28, 2008, as amended to date, by and among Caesars Entertainment Corporation (fka Harrah’s Entertainment, Inc.), Caesars Entertainment Operating Company, Inc. (fka Harrah’s Operating Company, Inc.), and the lenders party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Affiliated Companies have caused this Agreement to be effective as of the day and year first above written.

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Jonathan S. Halkyard

	Name:	Jonathan S. Halkyard
	Title:	Executive Vice President and Chief Financial Officer

CAESARS INTERACTIVE ENTERTAINMENT, INC.

/s/ Craig Abrahams
	By:	Craig Abrahams
	Title:	Vice President and Chief Financial Officer

[SIGNATURE PAGE TO CEC/CIE CREDIT SECOND AMENDED AGREEMENT]